EXHIBIT 99.1

CONTACT:	-OR-	INVESTOR RELATIONS COUNSEL:
Medis Technologies Ltd.		The Equity Group Inc.
Robert K. Lifton		Adam Prior (212) 836-9606
Chairman & CEO		Devin Sullivan (212) 836-9608
(212) 935-8484

MEDIS TECHNOLOGIES REPORTS FIRST QUARTER RESULTS

New York, NY – May 9, 2007 – Medis Technologies Ltd. (NASDAQ:MDTL) reported financial results today for the first quarter ended March 31, 2007. For the quarter ended March 31, 2007, the net loss attributable to common stockholders was $9,335,000, or $.27 per share, based on 34,934,411 weighted average shares, compared to a net loss attributable to common stockholders of $5,896,000, or $.21 per share, based on 28,229,241 weighted average shares for the quarter ended March 31, 2006. The net loss attributable to common stockholders for the quarter ended March 31, 2007 was impacted by non-cash expenses related to stock options accounted for in accordance with SFAS 123(R), “Share Based Payment” of approximately $1,657,000 and a dividend on our Series A preferred stock of approximately $1,001,000.  During the period, the Company continued to move forward in preparation for high volume production of its fuel cell Power Pack.

Commenting on the report, Robert K. Lifton, Chairman & CEO of Medis Technologies, stated: “The increase in net cash used in operating activities to approximately $6.9 million for the quarter ended March 31, 2007 reflects increased research and development costs relating to preparing our 24/7 Power Pack for high volume production, such as product testing, quality control, raw materials, cost reduction and other R&D activities, together with increased selling, marketing, general and administrative costs, as we position ourselves for high volume production.  The first step in that program is to complete moving the automated line constructed by Ismeca in Switzerland to Celestica’s facilities in Galway, Ireland. The first of three zones making up the automated line has already landed in Ireland and is being re-assembled; a second zone is scheduled to be shipped there next week; and we expect the final zone to arrive in early June. June 28th is the day we have set for invited customers, suppliers and others to see the full line in place in Celestica’s facilities. At that time, the fuel line is also expected to be operational, although we expect that the packaging line will still take a few additional weeks to become fully operational. Once the automated line is fully re-assembled in Ireland, it must undergo a process of qualification, optimization, and re-listing for Underwriters Laboratories, which is expected to take much less time than the original listing process. Phasing in production will follow, with the aim of insuring quality and maximizing yield.  After completion of these preparatory activities, we plan to start building production, by adding more volume each month, until we reach the line’s full capability of 1.5 million Power Packs per month.

On the marketing end, we are moving along two paths in carrying out our sales programs: building for sales to the retail customer and sales to the enterprise market.  We plan sales to the retail customer through traditional retail channels which we look to access through our retail distributors. The first step in this direction is to introduce the 24/7 Power Packs into the market using the limited production available from our semi-automated line in Israel. This is reflected in yesterday’s announcement of a purchase order from MyTreo.net, which is offering Power Packs to its customers with a June 15th delivery date. As we build production capability on our fully automated

Medis Technologies Ltd. May 9, 2007	Page 2

line, we plan to offer the Power Pack in expanded retail channels like consumer electronics stores, office supply, drugstores, convenience and department stores, and online sites, among others. In this connection, we have been in discussions with large international companies with well recognized brand names for them to sell the Power Pack under their own brands into retail channels. One of the lessons we have learned in this process is that completing a transaction, including where appropriate, negotiating details such as differentiation of a particular customer’s product, the particular packaging and the like is a time consuming process. However, we are working diligently to bring this about.

 Our second marketing direction is focused on addressing the enterprise market.  We are working with potential large customers to have their orders in place to align with our ability to deliver Power Packs in growing quantities from our fully automated line. We are hopeful that the process of testing the Power Pack both for safety and performance being carried out by a number of these companies will be concluded very soon and eventuate in a flow of orders to come from our fully automated line when it is ready to meet their wants.

Finally, I would like to add that our plan to separate our Cell Kinetics company from Medis is moving forward expeditiously.”

Management will also conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss these results and the current status of its business operations. Interested parties may participate in the call by dialing 866-820-1713 (Domestic) or 706-643-3137 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Medis conference call or conference code 7926184.  A recorded replay of the call will be available until 12:00 a.m. Eastern Time on May 16, 2007.  Listeners may dial 800-642-1687 (Domestic) or 706-645-9291 (International) and use the code 7926184 for the replay.

The call will also be simultaneously broadcast over the Internet. To listen to the live webcast, please go to www.medistechnologies.com and click on the conference call link, or go directly to:
http://investor.shareholder.com/media/eventdetail.cfm?mediaid=25420&c=MDTL&mediakey=27F4976579A02DE3639FF9943A550AC6&e=0

The conference call will be archived and accessible for approximately 30 days if you are unable to listen to the live call.

Medis Technologies’ primary focus is on direct liquid fuel cell technology. Its business strategy is to sell its products to end users through retail outlets, service providers and to the military and other markets. Medis has also developed the CellScan with many potential applications relating to disease diagnostics and chemo sensitivity. Additionally, Medis’ product pipeline includes other technologies, in varying stages of development.

This press release may contain forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  In some cases you can identify those so-called “forward looking statements” by words such as “may,” “will,” “should,” “expects,” plans,” “targets,” “believes,” “anticipates,” “estimates,” “predicts,” “potential,” or “continue” or the negative of those words and other comparable words. These forward looking statements are subject to risks and uncertainties, product tests, commercialization risks, availability of financing and results of financing efforts that could cause actual results to differ materially from historical results or those anticipated. Further information regarding these and other risks is described from time to time in the Company's filings with the SEC. We assume no obligation to update or alter our forward-looking statements made in this release or in any periodic report filed by us under the Securities Exchange Act of 1934 or any other document, whether as a result of new information, future events or otherwise, except as otherwise required by applicable federal securities laws.

This press release is available on Medis' web site at www.medistechnologies.com.

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(Table to follow)

Medis Technologies Ltd. May 9, 2007	Page 3

MEDIS TECHNOLOGIES LTD.SUMMARY OF RESULTS (In thousands, except per share amounts) (See notes below)	March 31, 2007

	Three Months	Three Months
Statements of Operations Data	Ended	Ended
	March 31,	March. 31,
	2006	2007
	(Unaudited)	(Unaudited)

Research and development costs, net	$3,969	$5,947
Selling, marketing, general and administrative expenses	1,425	3,236
Amortization of intangible assets	52	52
Operating loss	(5,446)	(9,235)
Interest income (expenses), net	(450)	901
Net loss	(5,896)	(8,334)
Dividend on preferred stock	—	(1,001)
Net loss attributable to common stockholders	(5,896)	$(9,335)
Basic and diluted net loss per share	$(.21)	$(.27)

Weighted-average common shares used in computing basic and diluted net loss per share	28,229	34,934

	December 31,	March 31
Selected Condensed Balance Sheet Data	2006	2007
		(unaudited)

Cash and cash equivalents	$51,803	$35,661
Short-term investments	30,504	22,389
Restricted cash and deposits	—	6,632
Working capital	78,647	64,401
Property and equipment, net	27,318	34,099
Debt issuance costs, net	—	—
Goodwill and intangible assets, net	58,461	58,409
Total assets	177,608	163,353
Other long-term liabilities	2,569	2,696
Series A preferred stock, net	52,686	52,686
Stockholders’ equity	110,436	102,893

Medis Technologies Ltd. May 9, 2007	Page 4

NOTES

The Company recorded non-cash expenses related to stock options accounted for in accordance with SFAS 123(R), “Share Based Payment” of approximately $1,657,000 during the quarter ended March 31, 2007.

Financial information included in the Summary of Results has been derived from the Company's unaudited condensed interim consolidated financial statements (“interim statements”) as of and for the three months ended March 31, 2007. The interim statements should be read in conjunction with the Company’s annual financial statements as of December 31, 2006 and the year then ended, together with the accompanying notes.

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